AGREEMENT REGARDING AMENDMENT OF PROMISSORY NOTE

This Agreement Regarding Amendment of Promissory Note (this "Agreement") is entered into effective October 19, 2006 (the "Effective Date") between microHelix, Inc., an Oregon corporation ("Maker"), and MH FINANCIAL ASSOCIATES, LLC, an Oregon limited liability company ("Holder").

RECITALS

A. Maker made and delivered its Promissory Note dated April 8, 2005 in the face amount of $1,250,000 to Marti D. Lundy (the "Note"). The Note is secured by a Security Agreement dated April 8, 2005 (the "Security Agreement"). The Note was subsequently amended effective July 29, 2005, August 5, 2005, November 18, 2005, January 3, 2006, May 18, 2006 and August 8, 2006. A copy of the Note, together with amendments, is attached hereto as **Exhibit A**.

B. The Note, as amended, provides for monthly payments of principal and interest and a maturity date of April 8, 2008 unless payment is prohibited by Maker's senior secured lending institution.

C. Simultaneously with execution of this Agreement, Holder has acquired from Marti D. Lundy all right, title and interest in the Note and in the Security Agreement and Holder has agreed to purchase convertible preferred stock from Maker. As a condition of the purchase of the Note and stock by Holder, Maker has agreed to modify and restructure the Note as more particularly set forth below.

D. Capitalized terms used in this Agreement that are not defined herein have the meanings assigned to those terms in the Note.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties to this Agreement agree as follows:

1. Restated Note. Simultaneously with execution of this Agreement, Maker will execute and deliver to Holder an Amended and Restated Promissory Note containing amended terms and conditions (the "Restated Note"). The Restated Note will be in substantially the form attached hereto as **Exhibit B** and will replace and supersede the Note in its entirety. Holder will deliver the original Note to Maker for cancellation.

2. Offset Rights. The offset right set forth in Section 18 of the Note is waived, terminated and shall be of no further force or effect. Maker acknowledges that it has no claims for offset and agrees that it will assert no claims for offset pursuant to this provision.

3. Stock Warrants. As additional consideration to Holder for extending credit to Maker, Maker will issue and deliver to Holder a warrant or warrants to purchase common shares of Maker. The warrant(s) shall have an exercise period of five (5) years from the date of issuance. Beginning with the calendar quarter which includes the date of this Agreement, Holder shall be entitled to a warrant granting the right to purchase that number of shares, calculated on a quarterly basis, equal to 10.0% of the principal balance of the Restated Note on

the first day of each calendar quarter (in the case of the current calendar quarter, the balance on the date of this Agreement) that the Restated Note is outstanding and unpaid. For example, if the principal balance of the Restated Note on the date of this Agreement is $1,000,000, Holder is entitled to a warrant for 100,000 shares. If the principal balance of the Restated Note is $900,000 on January 1, 2007, Holder is entitled to an additional warrant for 90,000 shares for that calendar quarter. The warrant(s) will be delivered to Holder no later than the last day of the calendar quarter as to which such warrant accrued. The exercise price will be the lesser of (i) $0.30 per share, or (ii) the price applicable to any common shares, warrants or options issued by Maker while the Restated Note is outstanding, or (iii) $0.15 per share if an Event of Default occurs under the Restated Note or there is a default in any other material indebtedness (defined to mean indebtedness of $100,000 or more) owed to Holder or third parties. The warrants will be assignable by Holder and will permit a cashless exercise by Holder. A cashless exercise means (1) payment through a "same day sale" commitment from the warrant holder and an NASD broker-dealer, or (2) a "net exercise" where the holder may elect to receive shares equal to the value of the warrant by surrendering warrant shares according to a formula mutually approved by Maker and Holder. Maker's Board of Directors shall have approved its agreement to issue these warrants as a condition of this Agreement and, if necessary, shall have approved (subject to shareholder approval) an increase in the authorized shares of Maker in order to accommodate the exercise of the warrants.

4. Registration Rights. Simultaneously with execution of this Assignment, Maker and Holder will enter into a registration rights agreement, satisfactory to Holder and its counsel, which provides for demand and "piggy-back" registration rights with respect to common shares which may be issued pursuant to the conversion of preferred stock purchased by Holder, the conversion of all or part of the Note balance into Common Stock or the exercise of warrants issued to Holder.

5. Fees and Expenses. Simultaneously with execution of this Agreement, Maker shall pay Holder a fully-earned non-refundable loan fee of $27,000 for the extension of credit to Maker. In addition, Maker shall reimburse Holder upon request for all fees, charges and other expenses which are incurred by Holder in connection with the purchase of the Note from Marti D. Lundy, this Assignment and the purchase of Maker's convertible preferred stock, including without limitation attorney fees (including fees of in-house counsel), collateral appraisal costs, travel costs, lien search fees and filing fees. The aggregate of all fees referred to in the preceding sentence is estimated not to exceed $10,000.

6. Representations and Warranties. Maker represents and warrants to Holder, as of the date of this Agreement, and at all times the Restated Note is outstanding:

6.1 Organization. Maker is, and at all times shall be, duly organized and validly existing under and by virtue of the laws of the state of its incorporation or formation. Maker is duly authorized to transact business in all other states in which Maker is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Maker is doing business. Specifically, Maker is, and all times shall be, duly qualified to do business in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Maker has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Maker maintains its principal office at 19500 SW 90th Court, Tualatin, Oregon 97062. Unless Maker has designated otherwise in writing, the principal office is the

office at which Maker keeps its books and records including its records concerning the collateral for the Restated Note. Maker will notify Holder at least thirty (30) days prior to any change in the location of Maker's state of organization or any change in Maker's name. Maker shall use its commercially reasonable best efforts do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Maker and Maker's business activities.

6.2 Authorization. Maker's execution, delivery and performance of this Agreement has been duly authorized by all necessary action by Maker and does not conflict with, result in a violation of, or constitute a default under (1) any provision of Maker's articles of incorporation, other organizational documents or agreements or instruments binding upon Maker or (2) any law, governmental regulation, court decree or order applicable to Maker or to Maker's properties.

6.3 Financial Information. Each of Maker's financial statements supplied to Holder truly and completely disclosed in all material respects Maker's financial condition as of the date of the statement, and there has been no material adverse change in Maker's financial condition subsequent to the date of the most recent financial statement supplied to Holder. Maker has no material contingent obligations except as disclosed in such financial statements.

6.4 Legal Effect. This Agreement constitutes, and any instrument or agreement Maker is required to give under this Agreement when delivered will constitute, legal, valid and binding obligations of Maker enforceable against Maker in accordance with their respective terms, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money.

6.5 Capitalization. The shares of Common Stock to be issued by Maker upon exercise of the conversion rights set forth in the Restated Note and the warrant(s) referenced in Section 3 above will be, when issued in accordance therewith, duly authorized, validly issued, fully paid and nonassessable. Maker covenants to use its commercially reasonable best efforts to cause its shareholders to approve an increase in the authorized but unissued shares of its Common Stock to seventy-five million (75,000,000) shares at Maker's 2007 annual meeting of shareholders.

6.6 Properties. Except as contemplated by this Agreement or as previously disclosed in Maker's financial statements or in writing to Holder (including specifically prior liens granted to BFI Business Finance and VenCore Solutions) and as accepted by Holder, and except for property tax liens for taxes not presently due and payable, Maker owns and has good title to all of Maker's properties free and clear of all security interests, and has not executed any security documents or financing statements relating to such properties. All of Maker's properties are titled in Maker's legal name, and Maker has not used or filed a financing statement under any other name for at least the last five (5) years.

6.7 Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Maker is pending or, to Maker's knowledge, threatened.

6.8 Taxes. To the best of Maker's knowledge, all of Maker's tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Maker in good faith in the ordinary course of business and for which adequate reserves have been provided.

6.9 Lien Priority. Unless otherwise previously disclosed to Holder in writing (including specifically prior liens granted to BFI Business Finance and VenCore Solutions), Maker has not entered into or granted any security agreements, or permitted the filing or attachment of any security interests on or affecting any of the collateral securing repayment of Maker's Note (the "Collateral"), that would be prior or that may in any way be superior to Holder's security interests and rights in and to such Collateral.

7. Affirmative Covenants. Maker covenants and agrees with Holder that, so long as the Restated Note remains outstanding and unpaid, Maker will:

7.1 Notices of Claims and Litigation. Promptly inform Holder in writing of (1) all material adverse changes in Maker's financial condition, and (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Maker which could materially affect the financial condition of Maker.

7.2 Financial Records. Maintain its books and records in accordance with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis, and permit Holder to examine and audit Maker's books and records at all reasonable times, subject to any applicable confidentiality agreements entered into by Holder.

7.3 Financial Statements. Furnish Holder with the following:

(a) Annual Statements. As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, Maker's audited balance sheet and income statements for the year ended.

(b) Quarterly Statements. As soon as available, but in no event later than forty-five (45) days after the end of each fiscal quarter, Maker's balance sheet and profit and loss statement for the period ended, prepared by Maker in form satisfactory to Holder.

(c) Tax Returns. Copies of tax returns within fifteen (15) days of filing.

(d) Monthly Statements and Cash Flow Forecasts. Internally prepared monthly financial statements and cash flow forecasts on or before the 15th day of each month.

7.4 GAAP. Cause all financial reports required to be provided under this Agreement to be prepared according to GAAP, applied on a consistent basis, and certified by Maker as being true and correct in all material respects.

7.5 Additional Information. Furnish such additional information and statements as Holder may reasonably request from time to time.

7.6 Insurance. Maintain fire and other risk insurance, public liability insurance and such other insurance as is reasonable and customary for businesses similar to Maker.

7.7 [Intentionally omitted].

7.8 Taxes, Charges and Liens. Except those presently being or to be contested by Maker in good faith in the ordinary course of business and for which adequate reserves have been provided, pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Maker or its properties, income or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Maker's properties, income or profits.

7.9 Performance. Perform and comply in a timely manner with all terms, conditions and provisions set forth in this Agreement, in the Restated Note, and in all other instruments and agreements between Maker and Holder (the "Related Documents"). Maker shall notify Holder immediately in writing of any default in connection with this Agreement, the Restated Note or any Related Documents.

7.10 Operations. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Holder of any change in executive and management personnel; and conduct its business affairs in a reasonable and prudent manner.

7.11 Compliance with Governmental Requirements. Comply in all material respects with all laws, ordinances and regulations, now or hereafter in effect, of all governmental authorities, applicable to the conduct of Maker's properties, businesses and operations. Maker may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Maker has notified Holder in writing prior to doing so and so long as, in Holder's sole opinion, Holder's interests in the Collateral are not jeopardized. Holder may require Maker to post adequate security or surety bond, reasonably satisfactory to Holder, to protect Holder's interest.

7.12 Inspection. Permit employees or agents of Holder at any reasonable time and upon reasonable notice to inspect any and all collateral for the Note or Restated Note and Maker's other properties and to examine or audit Maker's books, accounts and records and to make copies and memoranda of Maker's books, accounts and records, subject to any applicable confidentiality agreements entered into by Holder. If Maker now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Maker, upon request of Holder, shall notify such party to permit Holder free access to such records at all reasonable times and to provide Holder with copies of any records it may request, all at Maker's expense, subject to any applicable confidentiality agreements entered into by Holder.

7.13 Compliance Certificates. Unless waived in writing by Holder, provide Holder with a certificate executed by Maker's chief financial officer, or other officer or person acceptable to Holder, certifying that the representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default has occurred and no event has occurred which, with the passage of time or otherwise, would constitute an Event of Default. Such certificate shall be provided simultaneously with the provision of annual and quarterly financial statements pursuant to Sections 12.3(a) and (b) hereof.

7.14 Additional Assurances. Make, execute and deliver to Holder such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, landlord waivers, instruments, documents and other agreements as Holder or its counsel may reasonably request to evidence and secure the Restated Note and to perfect all related security interests.

8. Holder's Expenditures. If any action or proceeding is commenced that would materially affect Holder's interest in the Collateral or if Maker fails to comply with any provision of this Agreement or the Restated Note or the Related Documents, including but not limited to Maker's failure to discharge or pay when due any amounts Maker is required to discharge or pay under the Restated Note or any Related Documents, Holder on Maker's behalf may (but shall not be obligated to) take any action that Holder deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Holder for such purposes will then bear interest at the rate charged under the Restated Note from the date incurred or paid by Holder to the day of repayment by Maker. All such expenses will become a part of the Restated Note balance and, at Holder's option, will (a) be payable on demand; (b) be added to the balance of the Restated Note and be apportioned among and be payable with any installment payments to become due during the remaining term of the Restated Note; or (c) be treated as a balloon payment which will be due and payable at the Restated Note's maturity.

9. Negative Covenants. Maker covenants and agrees with Holder that while the Restated Note is outstanding and unpaid, Maker shall not, without the prior written consent of Holder:

9.1 Indebtedness and Liens. (a) Except as contemplated under the existing loan agreements with BFI Finance and VenCore Solutions, as such loan agreements may be amended or replaced from time to time, and except for trade debt incurred in the normal course of business and indebtedness to Holder contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, (b) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Maker's assets, or (c) sell any of Maker's accounts, except to Holder.

9.2 Continuity of Operations. (a) Engage in any business activities substantially different than those in which Maker is presently engaged, (b) acquire any other entity, merge with any other entity where Maker is the surviving entity, consolidate with any other entity, change its name, or transfer or sell Collateral, except for sales of inventory in the ordinary course of business and pursuant to security agreements with BFI Finance or VenCore Solutions or their successors or assigns, or (c) make any distribution to shareholders or with respect to any capital account, whether by reduction of capital or otherwise, except a distribution to pay taxes attributable to pass-through taxable income from Maker.

9.3 Loans, Acquisitions and Guaranties. Other than in the ordinary course of business: (a) Loan, invest in or advance money or assets, (b) purchase, create or acquire any interest in any other enterprise or entity, or (c) incur any obligations as surety or guarantor.

10. Additional Documents. The parties will sign and deliver such additional documents and take such further actions as may be reasonably necessary to further effect and evidence this Agreement.

11. Attorney Fees. If any party to this Agreement breaches any term of this Agreement, the other party shall be entitled to recover all costs and expenses, including reasonable attorney fees, incurred to enforce the terms of this Agreement, whether or not suit is filed, including such costs or fees as may be awarded at trial, in arbitration, or in bankruptcy proceedings, and in any appeal of such suit or action.

12. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

13. Time of Essence. Time is of the essence for each and every provision of this Agreement.

14. Entire Agreement. This Agreement sets forth the understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

14. Amendment. This Agreement may be amended only by an instrument or writing executed by all of the parties hereto.

15. Governing Law; Venue. This Agreement will be governed by the laws of the State of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement. Venue for any dispute or litigation arising out of this Agreement shall be in the courts of Multnomah County, Oregon regardless of any change in the residence of a party hereafter.

16. Execution and Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be effective unless both Maker and Holder execute this Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement.

microHelix, Inc.	**MH FINANCIAL ASSOCIATES, LLC** By: Aequitas Capital Management, Inc., its Manager
By: /s/ Tyram H. Pettit Tyram H. Pettit, President and CEO	By: /s/ Robert J. Jesenik Robert J. Jesenik, CEO